UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2018

HAYNES INTERNATIONAL, INC.

(Exact name of registrant as specified in
its charter)

Delaware	001-33288	06-1185400
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1020 West Park Avenue Kokomo, Indiana	46904-9013
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (765) 456-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company               ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mark M. Comerford, President and Chief Executive Officer and a director of Haynes International, Inc. (the “Company”), has informed the Board of Directors of the Company (the “Board”) of his intention to retire. In connection with Mr. Comerford’s retirement, Mr. Comerford and the Company entered into a Resignation and General Release Agreement (the “Retirement Agreement”). Under the Retirement Agreement, Mr. Comerford resigned from all positions he held as an officer or director of the Company or any of its subsidiaries and as a member of the Board effective as of May 29, 2018 (the “Resignation Date”) and will serve as an advisor to the Chief Executive Officer of the Company until September 30, 2018. Between the Resignation Date and September 30, 2018, Mr. Comerford will continue to receive his base salary at the same rate as in effect on the Resignation Date and will continue to participate in the employee health and welfare benefit plans offered by the Company to its employees, subject to the terms and conditions of such plans.

Under the Retirement Agreement, and subject to the terms thereof, following Mr. Comerford’s departure he will be entitled to (i) payment of earned but unpaid salary and reimbursement for outstanding reimbursable business expenses, (ii) cash payments totaling $1,379,555, $961,730 of which will be paid in equal installments during the 20 month period following his departure, (iii) exercise certain vested and exercisable stock options until the earlier of November 30, 2018 or the expiration date of such stock options, (iv) acceleration of vesting of a pro rata portion (based on service by Mr. Comerford from the grant date through the Resignation Date) of certain time-based restricted shares, (v) retention of his existing interest in a pro rata portion (based on service by Mr. Comerford from the grant date through the Resignation Date) of certain performance-based restricted stock awards and performance share awards, which awards shall remain subject to the conditions and restrictions, including the achievement of performance targets, set forth in the respective award agreements, and (vi) participate with his spouse in the Haynes International, Inc. Medical Plan for Retirees, subject to the terms and conditions of that plan. The Retirement Agreement provides for a general release of claims by Mr. Comerford in favor of the Company and certain non-competition, non-solicitation, non-disparagement, confidentiality and cooperation undertakings. The foregoing summary of the Retirement Agreement does not purport to be complete and is qualified in its entirety by reference to the Retirement Agreement, a copy of which will be filed with the Company’s report on Form 10-Q for the quarterly period ended June 30, 2018.

Effective as of May 29, 2018, the Company’s Board of Directors (the “Board”) appointed Michael L. Shor, age 58 interim President and Chief Executive Officer of the Company.  Mr. Shor also will continue to serve in his role as Chairman of the Board of the Company. There are no arrangements or understandings between Mr. Shor and any other persons pursuant to which he was selected as an officer, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Shor has been a director of the Company since August 1, 2012. Mr. Shor retired as Executive Vice President—Advanced Metals Operations & Premium Alloys Operations of Carpenter Technology Corporation on July 1, 2011 after a thirty-year career with Carpenter Technology. At Carpenter, Mr. Shor held managerial positions in technology, marketing and operations before assuming full responsibility for the performance of the Company’s operating divisions. From November 2016 through February 2018, Mr. Shor was a member of the board of AG&E Holdings Inc. (OTC-QB: AGNU), a leading parts distributor and service provider to the casino and gaming industry. In connection with his appointment, Mr. Shor resigned as a member of the Corporate Governance and Nominating Committee of the Company’s Board. The Board believes Mr. Shor’s extensive management experience, and specific specialty materials experience, well situate him for his interim role as President and Chief Executive Officer and in his continuing role as Chairman of the Board.

Compensation arrangements for Mr. Shor in his role as interim President and Chief Executive Officer have not yet been determined.

Item 7.01 Regulation FD Disclosure.

On May 29, 2018, the Company issued a press release regarding Mr. Comerford’s resignation and Mr. Shor’s appointment. A copy of the press release is furnished as Exhibit 99.1 to this report. Exhibit 99.1 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated May 29, 2018.

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated May 29, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Haynes International, Inc.

Date: May 29, 2018	By:	/s/ Daniel W. Maudlin
Daniel W. Maudlin
Vice President—Chief Financial Officer